SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

American Capital, Ltd.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN CAPITAL, LTD.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 19, 2009

To the stockholders:

You are cordially invited to attend a special meeting of stockholders to be held at the Hyatt Regency Bethesda Hotel, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, on Thursday, February 19, 2009, at 11:00 a.m. Eastern Time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

1.	To approve a proposal to authorize us, with the approval of our Board of Directors, to sell shares of our common stock at prices below the net asset value per share in one or more offerings; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on January 6, 2009, are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the meeting.

We have enclosed a proxy statement, form of proxy and self-addressed envelope. It is important that your shares be represented at the special meeting. If you are unable to attend the meeting, I urge you to complete, date and sign the proxy card. Return it promptly in the envelope provided, which requires no postage if mailed in the United States. As detailed on the proxy card, you may also vote by telephone or on the internet. If you attend the meeting, you may withdraw your proxy and vote in person. Your vote is important.

BY ORDER OF THE BOARD OF DIRECTORS,
Samuel A. Flax
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

January     , 2009

Enclosures

i

AMERICAN CAPITAL, LTD.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors”) of American Capital, Ltd. (“American Capital,” the “Company,” “we” and “us”), for use at a special meeting (the “Special Meeting”) of stockholders to be held on Thursday, February 19, 2009, at 11:00 a.m. Eastern Time at the Hyatt Regency Bethesda Hotel, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, and for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders, and at any adjournments to the meeting. This proxy statement and the accompanying Notice of Special Meeting of Stockholders and proxy card are first being sent to our stockholders on or about January     , 2009.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on February 19, 2009: This proxy statement is available on the internet at www.AmericanCapital.com/2009proxymaterials. On this site, you will be able to access the proxy statement for the Special Meeting and any amendments or supplements to the foregoing material that is required to be furnished to stockholders.

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors and is revocable at any time prior to the voting of the proxy by the filing with our Secretary of an instrument revoking it, or a duly executed proxy bearing a later date. In the event that you attend the Special Meeting, you may revoke your proxy and cast your vote personally. Shares represented by valid proxies will be voted in accordance with instructions contained therein. If no specification is made, such shares will be voted FOR the authorization of the Company to sell shares of its common stock below the net asset value per share.

The Board of Directors is not aware of any matter to be presented for action at the Special Meeting other than the matter set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxies to vote in accordance with their judgment on such matter.

We will bear the cost of soliciting proxies on the accompanying form. In addition to the use of mail, our officers and employees may solicit proxies by telephone or facsimile and will not receive any additional compensation therefor. Upon request, we will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding our proxy materials to beneficial owners of our common stock, $0.01 par value per share. The Company has engaged the services of Georgeson Shareholder Communications, Inc. for the purpose of assisting in the solicitation of proxies (including broker search and delivery services) at a cost of approximately $12,500 plus reimbursement of certain expenses.

The Board of Directors has fixed the close of business on January 6, 2009, as the record date for determining the holders of our common stock entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the record date, there were              shares of our common stock outstanding, of which              shares were owned by “affiliated persons” (as defined in the Investment Company Act of 1940, as amended, the “1940 Act”) of us. Only stockholders on the record date are entitled to vote at the Special Meeting and such stockholders will be entitled to one vote for each share of our common stock held, which may be given in person or by proxy duly authorized in writing. The presence in person or by proxy of a majority of shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Special Meeting.

Our principal executive offices are located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814. Notices of revocation of proxies should be sent to that address, marked for the attention of our Secretary.

Right to Adjourn

If there are not enough votes to approve the proposal at the Special Meeting, the Chairman or the stockholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. Any adjournment by the stockholders will require the affirmative vote of a majority of those shares that are present in person at the Special Meeting or represented by proxy, whether or not a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against the proposal, to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment.

PROPOSAL

TO AUTHORIZE THE COMPANY, WITH APPROVAL OF ITS BOARD OF DIRECTORS,

TO SELL SHARES OF COMMON STOCK BELOW THE NET ASSET VALUE PER SHARE

We are an internally managed closed-end investment company, which has elected to be regulated as a business development company (“BDC”) under the 1940 Act. We currently operate so as to qualify to be taxed as a regulated investment company (“RIC”) as defined in Subtitle A, Chapter 1, under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The 1940 Act prohibits us from selling shares of our common stock at a price below the current net asset value per share of our stock, or NAV, subject to certain exceptions. One of these exceptions allows the sale of common stock at a price below NAV if the sale is approved by holders of a majority of our outstanding voting securities and by holders of a majority of our outstanding voting securities who are not affiliated persons of us. In addition, our Board of Directors must make certain determinations prior to any such sale, as detailed below. If approved, the authorization would be effective for a twelve month period expiring on the anniversary of the date of the Special Meeting. We would anticipate first using the authority to complete the acquisition of the ordinary shares we do not already own of European Capital Limited (“European Capital” or “ECAS”) discussed below.

Reasons to Offer Common Stock Below NAV

We are in the midst of a global economic and liquidity crisis. As a result, many investors are selling assets because they must repay debt and/or meet equity redemption requirements, creating an environment of forced selling. We believe that current market conditions have created opportunities to invest in assets at prices that are at significant discounts to their economic or intrinsic fair value. For instance, the recent decrease in purchase multiples for some private and public companies has generated historically unusual attractive strategic investment opportunities to acquire certain middle market public companies that could prove to be accretive to our future net asset value.

However, we have been significantly impacted by the traumatic developments in the capital markets worldwide since mid 2007, as has virtually every financial institution. The global financial crisis has impacted our ability to currently access the debt and equity capital markets to fund these investment opportunities. As a BDC, we are limited to a 1:1 debt to equity ratio under the 1940 Act, which requires us to finance our investments with at least as much equity as debt in the aggregate. Our main credit facilities also require that we maintain our status as a BDC, including the 1:1 regulatory leverage limitation. To the extent that we are unable to raise capital through the issuance of equity, our ability to raise capital through the issuance of debt may be inhibited by our regulatory debt to equity ratio limits. In addition, while we currently have a significant number of portfolio companies in various stages of the sales process and various other investments that are likely to be repaid in the near future, the liquidity crisis could make it difficult for us to continue to generate significant liquidity through sales of portfolio investments. Thus, to capitalize on investment opportunities as they occur, including the acquisition of the ordinary shares we do not already own of European Capital, we need to be able to maintain consistent access to equity capital.

The following table lists the high and low closing sales prices for our common stock, and the closing sales price as a percentage of NAV. On January     , 2009, the last reported closing sales price of our common stock was $             per share.

		Sales Price		High Sales Price to NAV(2)	Low Sales Price to NAV(2)
	NAV(1)	High	Low
Year ended December 31, 2006
First Quarter	$25.30	$37.80	$34.40	149%	136%
Second Quarter	$27.63	$35.50	$29.65	128%	107%
Third Quarter	$27.96	$39.74	$33.04	142%	118%
Fourth Quarter	$29.42	$46.45	$38.72	158%	132%
Year ended December 31, 2007
First Quarter	$30.36	$49.96	$39.30	165%	129%
Second Quarter	$35.54	$49.45	$40.83	139%	115%
Third Quarter	$34.92	$46.99	$35.00	135%	100%
Fourth Quarter	$32.88	$46.13	$32.36	140%	98%
Year ended December 31, 2008
First Quarter	$28.16	$37.86	$26.15	134%	93%
Second Quarter	$27.01	$35.84	$23.74	133%	88%
Third Quarter	$24.43	$28.49	$15.83	117%	65%
Fourth Quarter

(1)

Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset values shown are based on outstanding shares at the end of each period.

(2)	Calculated as the respective high or low sales price divided by NAV.

As illustrated above, although our common stock has historically traded at a premium above NAV, it has recently traded well below NAV. As of January     , 2009, our NAV per share was $             and the last reported closing sales price of our common stock was $            . The unprecedented nature of the current global economic and liquidity crisis has led to reduced access to capital and significant stock market volatility, particularly with respect to the stock of financial services companies, including us. During times of increased price volatility, our common stock may trade with more volatility and significantly below our NAV. At the same time, the current liquidity crisis has created attractive opportunities to invest in assets at below their economic or intrinsic value, which may increase our NAV when our common stock is exchanged for the stock of another company at a price that is equal to or at a greater discount to its NAV. We believe that the approval by our stockholders of the proposal to authorize us to issue shares of common stock below NAV will give us the necessary flexibility to invest in such opportunities.

Our Board of Directors believes that having the flexibility to issue our common stock below NAV in certain instances is in the best interests of our stockholders. Without this flexibility, our ability to acquire assets at below their economic or intrinsic value could be adversely affected and could force us to sell assets that we would not otherwise sell, and such sales could occur at times that are disadvantageous to sell.

Conditions to Sales Below Net Asset Value

If stockholders approve the Proposal, we will only sell shares of our common stock at a price below NAV if the following conditions are met:

•	a “required majority” of our directors have determined that any such sale would be in the best interests of us and our stockholders; and

•

a “required majority” of our directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, has determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of us of firm commitments to purchase such common stock or immediately prior to the issuance of such common stock, that the price at which such common stock is to be sold is not less than a price which closely approximates the market value of those shares of common stock, less any distributing commission or discount.

A “required majority” of directors means both a majority of our directors who have no financial interest in the transaction and a majority of our directors who are not interested persons of us. For these purposes, directors will not be deemed to have a financial interest solely by their ownership of our common stock.

Key Stockholder Considerations

Before voting on the Proposal or giving proxies with regard to this matter, stockholders should consider the potentially dilutive effect of the issuance of shares of our common stock at a price below the net asset value per share of such stock in the case of a stock for stock acquisition if the stock being acquired is not at a price that is equal to or greater discount to its NAV. Any sale of common stock at a price below net asset value per share of such stock could result in an immediate dilution to existing stockholders in the case of a stock for stock acquisition if the stock being acquired is at a price that is not equal to or greater discount to its NAV. This dilution could include reduction in the net asset value per share as a result of the issuance of shares at a price below the net asset value per share and a proportionately greater decrease in a stockholder’s interest in our earnings and assets and voting interest in us than the increase in our assets resulting from such issuance. The Board will consider the potential dilutive effect when considering whether to authorize any such issuance.

Stockholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the common stock proposed to be authorized for issuance, and thus any future issuance of common stock may dilute such stockholders’ holdings of common stock as a percentage of shares outstanding, particularly in a public offering to the extent stockholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest if such opportunity is made available to them. Further, if current stockholders of the Company do not purchase any shares to maintain their percentage interest with respect to follow-on public offerings if such opportunity is made available to them, regardless of whether such offering is above or below the then current net asset value, their voting power will be diluted.

If the Proposal is approved by our stockholders, we will be permitted, but not required or otherwise obligated, to sell shares of our common stock below the net asset value per share of such stock until the one-year anniversary of the date of the stockholder approval. If the Proposal is not approved, we may be unable to raise capital or to use our shares for acquisition or other purposes when it would be beneficial and desirable, or may be limited in the manner in which we raise capital.

Acquisition of European Capital Shares

As explained above, if our stockholders approve the sale of shares of our common stock below NAV, we anticipate that we will first use the authority to complete the acquisition of all of the shares of our portfolio company, European Capital, that we do not already own. Stockholder approval is not otherwise required for the acquisition of the remaining European Capital shares under applicable Delaware law or the rules of The NASDAQ Global Select Market. Presently, we own 72,305,938 ordinary shares of European Capital, or approximately 67.7% of European Capital’s issued and outstanding ordinary shares. We have also provided a $650 million unsecured revolving credit facility to European Capital. As of September 30, 2008, our debt and equity investment in European Capital represented approximately 9% of our total portfolio investments.

European Capital is a closed-end investment company incorporated in Guernsey in August 2005, which invests in and sponsors management and employee buyouts, invests in private equity buyouts and provides capital directly to private and mid-sized public companies primarily in Europe. European Capital’s ordinary shares are publicly traded on the Main Market of the London Stock Exchange under the ticker symbol “ECAS.” European Capital is one of the leading middle market investment franchises in Europe and is managed by European Capital Financial Services (Guernsey) Limited, a wholly-owned subsidiary of our wholly-owned portfolio company, American Capital, LLC.

Although European Capital’s historical performance has been strong, its ability to fund its portfolio investments is dependent in part on its retained earnings, cash flow, proceeds of portfolio realizations, net realized gains and the ability of European Capital to raise debt and equity capital. Since mid 2007, the availability of debt and equity funding has deteriorated, and European Capital has only been able to renew those of its facilities that have come due at lower amounts, on more expensive terms and with more onerous covenants. At the same time, the value of our portfolio investment in European Capital has been adversely affected by the global economic and liquidity crisis. Indeed, the deterioration in the debt and equity capital markets throughout late 2007 and 2008 created market volatility and illiquidity, resulting in significant declines in the market values of a broad range of investment products and loans, including the traded market prices of shares of European Capital. The publicly traded market price of European Capital decreased from €6.98 per ordinary share as of December 31, 2007 to €3.41 per ordinary share as of September 30, 2008. Consequently, we recorded total unrealized depreciation of $367 million on our investment in European Capital during the first three quarters in 2008 as the fair value of our investment in European Capital is driven primarily by its traded market price.

Because the share price of European Capital has continued to trade at a significant discount to its net asset value since late 2007, the benefits that we believed would be created by European Capital’s public listing have been largely negated. The shares of European Capital have traded at a significant discount to its net asset value per share throughout 2008. European Capital’s net asset value per share at September 30, 2008 was €7.13 per ordinary share while the closing sales price on such date was €3.41 per ordinary share. Thus, we expect to purchase the remaining shares of European Capital at a significant discount to the amount that we believe is their net asset value per share. We also believe that the acquisition of the shares of European Capital that we do not currently own will allow us to gain full strategic flexibility with regard to European Capital and effectively deploy resources at a group level to fund future growth.

Following extensive discussions among the respective boards of directors, management teams and financial advisors of the companies, American Capital and European Capital entered into an implementation agreement on November 10, 2008 pursuant to which we agreed to acquire the remaining European Capital ordinary shares by means of a Scheme of Arrangement under Guernsey company law subject to the satisfaction of various closing conditions described below. Terms of the agreement call for each European Capital stockholder to receive 0.333 American Capital shares of common stock for every one ordinary share of European Capital. As a result of the Guernsey court approval discussed below, the issuance of shares of our common stock in connection with the proposed acquisition is exempt from registration under the Securities Act of 1933, as amended. Pursuant to the implementation agreement, any such shares must be listed and freely traded on The NASDAQ Global Select Market as a condition to closing. Based on the last reported closing sales price of American Capital common stock on January     , 2009, the consideration represents approximately shares or total consideration of $             million for the ordinary shares of European Capital not already owned by American Capital. This implies a total market capitalization of European Capital of $             million and a total enterprise value of $             billion. This also represents a             % discount to European Capital shareholders based on the exchange ratio to European Capital’s net asset value, relative to the exchange ratio to our net asset value as of September 30, 2008.

In addition to the approval of our stockholders to sell shares of common stock below NAV, the proposed transaction is subject to approval by a special majority of the stockholders of European Capital other than American Capital, Guernsey court approval and other standard closing requirements. The implementation agreement provides that prior to the closing of the acquisition, European Capital will not declare additional dividends without the prior approval of American Capital. Moreover, if any dividends are declared by either American Capital or European Capital with a record date prior to the effective date of the transaction, an appropriate adjustment will be made to the consideration payable to European Capital stockholders pursuant to the agreement.

The Board of Directors of American Capital and the independent board members of European Capital unanimously approved the proposed acquisition. The independent board members of European Capital are also expected to recommend the transaction to the European Capital stockholders and vote their ordinary shares in favor of the proposed acquisition.

If our stockholders approve this proposal to issue shares of our common stock below NAV at the Special Meeting, and all of the other closing conditions for American Capital’s acquisition of the remaining shares of European Capital that it does not already own are satisfied during the expected timeframe, the proposed acquisition will likely close during the first quarter of 2009. Following consummation of the acquisition, American Capital will have a 100% equity ownership interest in European Capital and the ordinary shares of European Capital will no longer be listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange’s Main Market for listed securities. Since European Capital is not a registered investment company, American Capital will continue to account for its portfolio investment in European Capital on an unconsolidated basis.

If the stockholders do not approve this proposal, the acquisition may or may not be consummated. Under the implementation agreement and the Scheme of Arrangement for the acquisition, American Capital and European Capital may agree to modify the terms of the transaction, including the consideration for the share purchase. If such modification, in the opinion of the independent directors of European Capital, is of such a nature or importance that it requires the consent of the other European Capital stockholders, the European Capital directors will not take the necessary steps to effect the acquisition unless and until such consent is obtained.

Conclusion and Recommendation; Vote Required

The approval of this proposal requires the affirmative vote of (1) a majority of the outstanding shares of common stock entitled to vote at the Special Meeting; and (2) a majority of the outstanding shares of common stock entitled to vote at the Special Meeting that are not held by affiliated persons of us, which includes directors, officers, employees and 5% stockholders. For purposes of this proposal, the 1940 Act defines “a majority of the outstanding shares” as: (1) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of our outstanding voting securities are present or represented by proxy; or (2) more than 50% of our outstanding voting securities, whichever is less. Abstentions will have the effect of a vote against this proposal. Because no routine discretionary matters for which broker non-votes may be submitted will be considered at the Special Meeting, broker non-votes, if any, will not be treated as present at the Special Meeting or entitled to vote with respect to the Proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE US TO SELL SHARES OF COMMON STOCK BELOW THE NET ASSET VALUE PER SHARE.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of December 31, 2008 (unless otherwise indicated), the beneficial ownership of each current director, each of our named executive officers, our executive officers and directors as a group and each stockholder known to management to own beneficially more than 5% of the outstanding shares of our common stock. Unless otherwise indicated, we believe that the beneficial owner set forth in the table has sole voting and investment power.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class	Dollar Range of Equity Securities Beneficially Owned(2)(3)
Beneficial Owners of more than 5%:
None	—	—	N/A

Directors and Named Executive Officers:
Malon Wilkus
John R. Erickson		*
Ira J. Wagner		*
Gordon J. O’Brien		*
Darin R. Winn		*
Mary C. Baskin		*
Neil M. Hahl		*
Philip R. Harper		*
John A. Koskinen		*
Stan Lundine		*
Kenneth D. Peterson, Jr.		*
Alvin N. Puryear		*

Directors and Executive Officers as a group (16 persons)

*	Less than one percent.
(1)	Pursuant to the rules of the SEC, shares of our common stock subject to options held by our directors and named executive officers and executive officers that are exercisable within 60 days of January , 2009, are deemed outstanding for the purposes of computing such director’s or executive officer’s beneficial ownership.
(2)	Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Exchange Act.
(3)	The dollar range of our equity securities beneficially owned is calculated by multiplying the closing sales price of our common stock as reported on The NASDAQ Global Select Market as of January , 2009, by the number of shares or options beneficially owned and, as appropriate, deducting the strike price of options included in such amount.
(4)	Includes shares allocated to the account of each executive officer as a participant in our ESOP over which each has voting power under the terms of the ESOP and vested shares allocated to the account of each executive officer as a participant in our IBP, each as of January , 2009, and the following shares issuable upon the exercise of options that are exercisable within 60 days of January , 2009: Mr. Wilkus has [ ] shares in the ESOP, [ ] shares in the IBP and [ ] shares issuable upon the exercise of options; Mr. Erickson has [ ] shares in the ESOP, [ ] shares in the IBP and [ ] shares issuable upon the exercise of options; Mr. Wagner has [ ] shares in the ESOP, [ ] shares in the IBP and [ ] shares issuable upon the exercise of options; Mr. O’Brien has [ ] shares in the ESOP, [ ] shares in the IBP and [ ] shares issuable upon the exercise of options; and Mr. Winn has [ ] shares in the ESOP, [ ] shares in the IBP and [ ] shares issuable upon the exercise of options.
(5)	Includes the equivalent number of shares held as units in our 401(k) profit sharing plan of which the named executive officer is the beneficial owner. Mr. Wilkus has the equivalent of [ ] shares. The 401(k) plan is part of the ESOP, and such units are in addition to shares held in the ESOP stock account of the named individual.
(6)	Includes shares issuable upon the exercise of stock options that are exercisable within 60 days of January , 2009. Ms. Baskin, Messrs. Hahl, Harper, Koskinen, Lundine and Peterson, and Dr. Puryear have [ ],[ ],[ ],[ ],[ ],[ ] and [ ] such shares, respectively.
(7)	Includes [ ] shares that are owned by Ms. Baskin’s husband.
(8)	Includes [ ] shares that are owned by Mr. Wilkus’ wife, of which [ ] shares are held in margin accounts or otherwise pledged.
(9)	Includes [ ] shares that are held in margin accounts or otherwise pledged.
(10)	Includes [ ] shares held in margin accounts or otherwise pledged.
(11)	All of the shares are held in margin accounts or otherwise pledged. Includes [ ] shares that are owned by Mr. Peterson’s wife. Mr. Peterson disclaims beneficial ownership of such shares.

COMPANY AND STOCKHOLDER COMMUNICATIONS

Investor and Public Relations. The Board of Directors is of the view that management is primarily responsible for all communications on behalf of American Capital with stockholders and the public at large. We employ a Senior Vice President, Finance whose primary responsibilities and those of certain members of his staff include investor and stockholder relations.

Stockholder Communication with Directors. Stockholders who wish to communicate with the Board of Directors or with a particular director may send a letter to our Secretary at American Capital, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814. Any communication should clearly specify that it is intended to be made to the entire Board of Directors or to one or more particular director(s). Under this process, our Secretary reviews all such correspondence and will forward to the Board of Directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by American Capital that is addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the Audit and Compliance Committee and handled in accordance with procedures established by the Audit and Compliance Committee with respect to such matters. A copy of the Audit and Compliance Committee’s procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is included in our Code of Ethics and Conduct, which is published in the Investor Relations section of our web site at www.AmericanCapital.com.

PROPOSALS OF STOCKHOLDERS

Any proposal intended to be presented for action at the Special Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by our Secretary within a reasonable time before the solicitation of proxies for such meeting. Such proposals should be submitted by certified mail, return receipt requested. Nothing in this paragraph shall be deemed to require us to include any stockholder proposal that does not meet all the requirements for such inclusion established by the SEC in effect at that time and there is no guarantee that any proposal submitted by a stockholder will be included in the proxy statement.

METHOD OF COUNTING VOTES

All duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card except that if no choice is specified, shares will be voted FOR the proposal to authorize us to sell shares of common stock below net asset value per share. Abstentions will be counted as present for purposes of determining a quorum and are treated as votes against the proposal. Because no routine discretionary matters for which broker non-votes may be submitted will be considered at the Special Meeting, broker non-votes, if any, will not be treated as present at the Special Meeting or entitled to vote with respect to the Proposal. A “broker non-vote” occurs when a nominee holding shares on behalf of a beneficial owner has not received voting instructions from the record holder and does not have discretionary authority to vote the shares on certain proposals.

FINANCIAL STATEMENTS AVAILABLE

We incorporate by reference the financial statements and notes thereto in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2007 (the “Annual Report”) and the information included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (the “Quarterly Report”).

UPON WRITTEN OR ORAL REQUEST, WE WILL PROVIDE TO EACH STOCKHOLDER, A COPY (WITHOUT EXHIBITS, UNLESS OTHERWISE REQUESTED) OF OUR ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SEC FOR THE YEAR ENDED DECEMBER 31, 2007 AND/OR A COPY OF OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2008. WE WILL PROVIDE THESE DOCUMENTS WITHOUT CHARGE, BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF THE REQUEST. PLEASE DIRECT YOUR REQUEST TO: AMERICAN CAPITAL, ATTENTION: INVESTOR RELATIONS, 2 BETHESDA METRO CENTER, 14TH FLOOR, BETHESDA, MD 20814; TELEPHONE (301) 951-5917; ELECTRONIC MAIL: IR@AMERICANCAPITAL.COM. COPIES OF THIS DOCUMENT MAY ALSO BE ACCESSED ELECTRONICALLY BY MEANS OF THE SEC’S HOME PAGE ON THE INTERNET AT HTTP://WWW.SEC.GOV. THE ANNUAL REPORT ON FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

OTHER MATTERS

The Board of Directors does not intend to bring other matters before the Special Meeting except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

AMERICAN CAPITAL, LTD.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

SPECIAL MEETING OF STOCKHOLDERS OF AMERICAN CAPITAL, LTD.

TO BE HELD ON FEBRUARY 19, 2009.

The undersigned hereby appoints Samuel A. Flax and Cydonii V. Fairfax and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Special Meeting of stockholders to be held at the Hyatt Regency Bethesda Hotel, 7400 Wisconsin Avenue, Bethesda, Maryland 20814, on Thursday, February 19, 2009, at 11:00 a.m. Eastern Time, and any adjournments thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

AMERICAN CAPITAL, LTD.

C/O COMPUTERSHARE TRUST COMPANY, N.A.

P.O. BOX 43010

PROVIDENCE, RI 02940-3010

2009 SPECIAL MEETING OF STOCKHOLDERS

OF

AMERICAN CAPITAL, LTD.

PROXY VOTING INSTRUCTIONS

Your vote is important. Please vote immediately.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the

postage-paid envelope that we have provided or return it to American Capital, Ltd.,

c/o Computershare Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010.

OR

VOTE BY INTERNET

Log on to the Internet and go to http://www.eproxyvote.com/acas

OR

VOTE BY TELEPHONE

Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark
votes as in
this example

This proxy is revocable and your shares will be voted in accordance with your instructions. If no choice is specified, this proxy will be voted FOR the election of all nominees for Director and for the proposals listed below.

		FOR	AGAINST	ABSTAIN

1.	Approval to authorize us to sell shares of common stock below net asset value per share.	☐	☐	☐

2.	In their discretion on any matter that may properly come before said meeting or any adjournment thereof.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as your name appears on your stock certificate. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

PLEASE SIGN HERE AND RETURN PROMPTLY.

Signature:	Date:	Signature:	Date:

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